EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces New Banking Facility in Tifton/Tift County, Georgia

FITZGERALD, GA., August 19, 2004 — Colony Bankcorp, Inc. (Nasdaq: CBAN) announced that its’ wholly-owned subsidiary, Colony Bank Worth, located in Sylvester, Georgia opened a new banking facility in Tifton, Tift County, Georgia last week. The new office located at 1909 Hwy 82 West, Tifton, Georgia will operate under the trade name Colony Bank. This will be the bank’s second office in the Tift County market as the bank has an office at 605 West Second Street, Tifton, Georgia that opened in 1998.

Walter Patten, President and CEO of Colony Bank Worth, stated that the new office would be under the direction of Lee A. “Trey” Womack III. Colony Bank Worth has assets of approximately $148 million and operates offices in Worth, Colquitt and Tift Counties.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-six offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $949 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.